Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2019:

Name	Principal Activities	Country

Arco Educação S.A.	Holding	Brazil

EAS Educação S.A.	Educational content	Brazil

Barra Américas Editora Ltda.	Educational content	Brazil

Distribuidora de Material Didático Desterro Ltda.	Educational content	Brazil

SAS Sistema de Ensino Ltda.	Educational content	Brazil

SAS Desenvolvimento Educacional Ltda.	Educational content	Brazil

SAS Livrarias Ltda.	Educational content	Brazil

SAE Digital S.A.	Educational content	Brazil

International School Serviços de Ensino, Treinamento e Editoração, Franqueadora S.A.	Educational content	Brazil

Nave à Vela Ltda.	Educational content	Brazil

EEM Licenciamento de Programas Educacionais Ltda.	Educational technology	Brazil

NLP Soluções Educacionais Ltda.	Educational content	Brazil

Positivo Soluções Didáticas Ltda.	Educational content	Brazil

Editora Piá Ltda.	Educational content	Brazil

Osterreich Investimentos – Participações Societárias S.A.	Educational content	Brazil

Mendel Investimentos – Participações Societárias S.A.	Educational content	Brazil

Torino Investimentos – Participações Societárias S.A.	Educational content	Brazil

Remare Investimentos – Participações Societárias S.A.	Educational content	Brazil

Fahe Investimentos – Participações Societárias S.A.	Educational content	Brazil

WPensar S.A.(1)	Educational technology	Brazil

Geekie Desenvolvimento de Softwares S.A.(2)	Educational technology	Brazil

(1)	Joint venture (with 25.0% interest in its stock capital)

(2)	Associate (with 37.5% interest in its stock capital)